UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  July 23, 2008

(Date of earliest event reported)

SALLY BEAUTY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33145	36-2257936
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

3001 Colorado Boulevard
Denton, Texas 76210

(Address of principal executive offices)

(940) 898-7500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On July 23, 2008, Sally Beauty Holdings, Inc. (the “Company”) accepted the resignation of Mark J. Flaherty as Chief Accounting Officer, effective August 11, 2008, and announced that Janna Minton was elected as Vice President, Chief Accounting Officer and Controller of Sally Beauty Holdings, Inc. (the “Company”), effective August 11, 2008.  Mr. Flaherty is continuing as the Senior Vice President and Chief Financial Officer of the Company.

Prior to joining the Company, Ms. Minton, 57, served as the Principal Accounting Officer and Controller of Tandy Brands Accessories, Inc. from October 2007 to August 2008, as their Corporate Controller from August 2002 to October 2007 and as their Corporate Accounting Manager from December 1999 to August 2002.  From 1993 to December 1999, Ms. Minton held the position of Accounting Manager for a manufacturer located in Arlington, Texas and a real estate management company located in Dallas, Texas.  Ms. Minton is a certified public accountant.

On July 23, 2008, the Compensation Committee of the Company’s Board of Directors approved an annual base salary for Ms. Minton of $180,000, effective August 11, 2008.

Also on July 23, 2008, the Compensation Committee of the Company’s Board of Directors (the “Committee”) has approved the following compensation arrangements for Mr. Flaherty:  (1) an annual base salary, effective April 11, 2008, of $360,000; (2) a target performance bonus, effective April 11, 2008, equal to 60% of his base salary under the Sally Beauty Holdings, Inc. Annual Incentive Plan (the “AIP”); (3) a grant of 30,000 shares of restricted stock of the Company, the restrictions upon which lapse in five equal annual installments beginning on July 23, 2008; and (4) a grant of options to purchase 100,000 shares of the Company’s common stock, which vest in four equal annual installments beginning on September 30, 2008.  The equity awards were made in accordance with the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan.

In addition, the Committee approved and authorized the Company to enter into a severance agreement (the “Severance Agreement”) with Mr. Flaherty in substantially the form furnished as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 22, 2006, which is incorporated herein by reference.   The Severance Agreement provides that if, in the 24 months following a “change in control,” which is defined in the Severance Agreement and described below, Mr. Flaherty’s employment is terminated by a qualifying termination, which includes termination by the Company without “cause” or by Mr. Flaherty for “good reason,” then Mr. Flaherty will be entitled to certain benefits. These benefits include (i) a cash payment equal to Mr. Flaherty ‘s annual bonus, as determined in accordance with the AIP, pro-rated to reflect the portion of the year elapsed prior to Mr. Flaherty ‘s termination, (ii) a lump-sum cash payment equal to 1.99 times Mr. Flaherty’s annual base salary at the time of termination plus a multiple of the average dollar amount of Mr. Flaherty’s actual or annualized annual bonus in respect of the five years preceding termination (or, such portion thereof during which the individual performed services for the Company if Mr. Flaherty has been employed by the Company for less than the five year period), (iii) any accrued but unpaid vacation, and (iv) continued medical and welfare benefits, on the same terms as prior to termination, for a period of 24 months following termination. If in the 24 months following a change in control Mr. Flaherty’s employment is terminated by the Company for “cause,” by the executive for any reason other than “good reason,” or as a result of the executive’s death or disability, then Mr. Flaherty will generally be entitled to receive a cash amount equal to any accrued but unpaid vacation pay.

For purposes of the Severance Agreement, a “change in control” generally includes (i) the acquisition by any person, other than CDRS Acquisition LLC or its affiliates, of 20% or more of the voting power of the Company’s outstanding Common Stock, (ii) a change in the majority of the incumbent Board of Directors of the Company, (iii) certain reorganizations, mergers or consolidations of the Company involving a change of ownership of 50% or more of the Company’s common stock or sales of substantially all of the Company’s assets, or (iv) stockholder approval of the Company’s complete liquidation or dissolution.

Generally, any payments to Mr. Flaherty under the Severance Agreement are to be reduced so that the “present value,” as determined under Section 280G of the Internal Revenue Code, of such payments plus any other “parachute payments” under Section 280G of the Internal Revenue Code will not, in the aggregate, exceed 2.99 times of Mr. Flaherty’s “base amount,” as defined in Section 280G of the Internal Revenue Code. Notwithstanding the foregoing, no restrictions in payments pursuant to the preceding sentence are to be applied to payments which do not constitute “excess parachute payments” under Section 280G of the Internal Revenue Code.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   July 25, 2008

SALLY BEAUTY HOLDINGS, INC.

By:	/s/ Raal H. Roos
Name:	Raal H. Roos
Title:	Senior Vice President, Secretary and
General Counsel